EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and our report dated May 23, 2013, except for Note 12b, as to which the date is July 11, 2013, relating to the consolidated financial statements of Agios Pharmaceuticals, Inc. included in Amendment 3 to the Registration Statement (Form S-1 No. 333-189216) and related Prospectus of Agios Pharmaceuticals, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 23, 2013